TIMET Announces the Commencement of a Regular Quarterly Common Stock Dividend and Update on Sponge Supply

Dallas, Texas, November 27, 2007 -- Titanium Metals Corporation (“TIMET”) (NYSE: TIE) today announced that its board of directors has declared a quarterly dividend of $0.075 per share on its shares of common stock, par value $0.01 per share, payable on December 21, 2007 to stockholders of record as of the close of business on December 17, 2007.

Steven L. Watson, TIMET’s Vice Chairman and Chief Executive Officer, said, “TIMET has had significant success in increasing our long-term supply of raw materials and productive manufacturing capacity, in many instances without major upfront cash expenditures. These accomplishments have allowed the Company to grow and expand while remaining debt free. Based on the long-term demand trend in the titanium industry and our projections of continuing significant positive cash flow, we believe the commencement of a regular quarterly common stock dividend is appropriate. We believe TIMET’s projected future liquidity and financial resources will provide the Company the means to continue an aggressive growth and expansion strategy.”

As a result of the Company’s strategy to capitalize on opportunities to expand its production capacity without the need for major investment or upfront capital expenditures, the Company has continued to evaluate its future requirements for additional internal titanium sponge production capacity. Based on the Company’s recently completed expansion of its sponge production facility at its Henderson, Nevada, location, together with its recently negotiated long-term sponge supply agreements, and expansion of the Company’s scrap handling, processing and melting capabilities, the Company has determined that it is not necessary to commence construction of a new sponge facility at this time. The Company’s design and engineering efforts for such new sponge facility have been substantially completed, and the Company believes that such a facility could be operational within approximately two years of commencement of construction following a determination by the Company to proceed with the project. The design of the facility provides the flexibility of internal production or third party supply of titanium tetrachloride, a chemical manufactured by titanium dioxide (“TiO2”) production facilities that is an intermediate feedstock material for the manufacture of both TiO2 and titanium sponge. The scope of the design and engineering efforts incorporated concepts that provide the ability to operate and manage a new sponge facility jointly with a TiO2 facility, which would result in operating synergies and provide certain cost advantages. The completion of the detailed design and engineering for a new greenfield sponge facility, together with TIMET’s existing sponge production facility, sponge and scrap supply agreements and expanded scrap processing and melting initiatives underway, provides the Company additional alternatives and greater flexibility for its future raw material supply requirements.

Mr. Watson also said “We are very pleased with the success of our approach of simultaneously exploring alternatives to achieve our growth objectives in all phases of our business operations. The expansion of capacity in the titanium industry often involves significant capital resources and long construction lead times. End users of titanium continue to emphasize a desire to maintain the certainty, quality and reliability required to support their own long-term product development and manufacturing programs. We believe our ability to expand our production capacity through a combination of internal expansion and long-term third party agreements allows us to grow our business and meet the demands of our customers in a more timely and cost efficient manner, which we believe will also enhance our stockholders’ return on investment and maintain our strong financial position.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information and involve risks and uncertainties, including but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products and other risks and uncertainties included in TIMET’s filings with the Securities and Exchange Commission.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.